SECURITIES AND EXCHANGE COMMISSION

    WASHINGTON, D.C.  20549




    FORM 8-K

    CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(D) OF THE
    SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)      June 25, 1997


    Harbor Florida Bancorp, Inc.
    (Exact Name of Registrant as Specified in Charter)



Delaware                                    65-0737675
(State of Other Jurisdiction         (Commission File           IRS
Employer
of Incorporation)            Number)             Identification No.


100 S. Second Street, Fort Pierce, FL                     34950
    (Address of Principal Executive Offices)     (Zip Code)



Registrant's telephone number, including area code    (561) 461-2414



    Not Applicable
    (Former Name or Former Address, if Changed Since Last Report)



Item 1.  Change in Control of Registrant.

On June 25, 1997, Harbor Florida Bancorp, Inc. (the "Company") become the middle tier holding company for Harbor Federal Savings Bank in accordance with the terms of the Agreement and Plan of Reorganization dated November 27, 1996 (the "Agreement") by and among Harbor Federal Savings Bank (the "Savings Bank"), Interim Harbor Federal Savings Bank ("Interim") and the Company. Before the reorganization was consummated the Company was organized as a wholly-owned subsidiary of the Savings Bank. Interim was organized as a wholly owned subsidiary of the Company.

Pursuant to the Agreement, Interim merged with and into the Savings Bank with the Savings Bank as the surviving institution. Upon the merger the outstanding shares of common stock, par value $1 par share, of the Savings Bank became, by operation of law, on a one for one basis, common stock, par value $0.01 per share, of the Company. The common stock of Interim held by the Company was converted into common stock with the Savings Bank and the common stock of the Company held by the Savings Bank was canceled. Accordingly, the Savings Bank became a wholly owned subsidiary of the Company and the stockholders of the Savings Bank became stockholders of the Company.

    The common stock of the Company has been registered with the SEC under
Section 12(g) of the Securities and Exchange Act of 1934 as amended, and has been substituted for the common stock of the Savings Bank on the NASDAQ National Market under the symbol "HARB."

Item 5.  Other Events.

    On June 25, 1997, the Board of Directors of Harbor Florida Bancorp, Inc. announced the authorization of the stock repurchase program of up to 248,000 shares of the Company's common stock. This represents approximately 5% of the total outstanding shares of common stock. The repurchase will be conducted in the open market pursuant to Rule 10b-18 of the Securities and Exchange Act of 1934 as amended. A copy of the press release announcing the stock repurchase is attached hereto.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements
    Not applicable

(b) Pro Forma Financial Information
    Not applicable

(c) Exhibits

(2) Agreement and Plan of Reorganization -- incorporated by reference from the Registration Statement on Form S-4 (File
No. 333-18381) filed by the Company with the SEC on December 20, 1996

    (99) Press release dated June 25, 1997



    SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


Harbor Florida Bancorp, Inc.
Registrant


Date:  June 27, 1997    By:               /s/
  Don W. Bebber
  Senior Vice President -
Finance
    Division